EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-4 of Plains Exploration & Production Company to our firm and to the use of our reserve reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for the periods included therein. We further consent to references to our firm under the “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. Senior Vice President

Houston, Texas

May 16, 2006